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                                                                EXHIBIT 8
                                  May 12, 1998




Sense8 Corporation and its Shareholders
100 Shoreline Highway, Suite 282
Mill Valley, California 94941

Ladies and Gentlemen:

         This opinion is being delivered to you pursuant to the Amended and Restated Agreement and Plan of Merger (the "Agreement") dated as of April 30, 1998, between Engineering Animation, Inc., a Delaware corporation ("EAI"), EAICA, Inc., a California corporation and wholly owned subsidiary of EAI, and Sense8 Corporation, a California corporation ("Sense8"). Pursuant to the Agreement and the related Agreement of Merger (collectively, the "Merger Agreements"), Sense8 will merge with and into EAI (the "Merger").

         Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to Sense8 in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the "Documents"):

                  1.     The Merger Agreements;

                  2. The EAI Registration Statement relating to the shares of EAI stock being issued in the Merger, including the Sense8 Proxy Statement/Prospectus relating to the Merger which is a part of the Registration Statement;

                  3.     Representations made to us in a letter by EAI;

                  4.     Representations made to us in a letter by Sense8;


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Sense8 Corporation                                                 May 12, 1998
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                  5. Such other instruments and documents related to the
operation of Sense8 and EAI, or to the consummation of the Merger and the transactions contemplated thereby, as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

                  1. The Merger will be consummated in accordance with the Documents presented to us, and all relevant representations, statements and assumptions in the Documents and in this letter will be true, accurate and complete from the date hereof through and including the Effective Time;

                  2. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

                  3. Any representation or statement made "to the knowledge of" or otherwise similarly qualified is correct without such qualification. As to all matters as to which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intent, understanding or agreement and such action will not be taken; and

                  4. The Merger will be effective under applicable state laws.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will constitute a "reorganization" as defined in Section 368(a)(1)(A) of the Code and EAI and Sense8 will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code. We are also of the opinion that the discussion in the Registration Statement under the caption "The Merger--Certain Federal Income Tax Consequences," insofar as it relates to matters of federal income tax law, is a fair and accurate summary of such matters.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:


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Sense8 Corporation                                                 May 12, 1998
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                  1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

                  2. This opinion addresses only the matters specifically discussed and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding (i) whether and the extent to which any Sense8 shareholder who has provided or will provide services to Sense8 or EAI will have compensation income under any provision of the Code; (ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the EAI stock received by any such shareholder in the Merger;
(iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, 424 and 708, or the regulations promulgated thereunder; (iv) the corporate-level tax consequences of the Merger to EAI or Sense8, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of Sense8, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the tax consequences of any transaction in which Sense8 stock or a right to acquire Sense8 stock was received; and (vi) the tax consequences of the Merger to holders of options or warrants for Sense8 stock or that may be relevant to particular classes of Sense8 shareholders such as dealers in securities, foreign persons and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

                  3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreements or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the relevant representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.


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Sense8 Corporation                                                 May 12, 1998
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                  4. This opinion has been delivered to you for the purpose of satisfying the conditions of the Agreement and is intended solely for the benefit of you and your shareholders; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this letter as an exhibit to the Registration Statement relating to the shares of EAI stock being issued in the merger.

                                            Very truly yours,



                                            BROBECK, PHLEGER & HARRISON LLP